Exhibit 99.2
Willbros Group Inc Conference Call
Thursday, May 8, 2008, 9:00 ET
CORPORATE PARTICIPANTS
Connie Dever
Moderator
Randy Harl
(President & CEO)
Guest Speaker
CONFERENCE CALL PARTICIPANTS
Robin Shomaker
Bear Stearns
Jamie Cook
Credit Suisse
John Rogers
DA Davidson
Martin Malloy
Johnson Rice
Joe Gibney
Capital One Southcoast
Philip Dodge
Stanford Group
Josh Adam
Private Investor
Steven Fisher
UBS
Karen Green
Oppenheimer
Mark Caruso
Millennium Partners
Roger Read
Natixis
Sunil Jagwani
Catapult
PRESENTATION
Operator
Good morning, ladies and gentlemen. Welcome to the Willbros Group Inc First Quarter 2008 Earnings conference call. I would now like to turn the meeting over to Mr. Mike Collier. Please go ahead, Mr. Collier.
Mike Collier
Thanks, Chris. Good morning, everybody. Welcome to the Willbros Group conference call. Today’s Willbros management participants are: Randy Harl, President and Chief Executive Officer; Van Welch, Chief Financial Officer; John Allcorn, Executive Vice-President; and myself, Mike Collier. This conference call is being broadcast live over the Internet, and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com, and will be accessible for 12 months. A replay will also be available through the phone number provided by the company in yesterday’s press release. Information reported on this call speaks only as of today, May the 8th, 2008, and therefore you are advised that time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, which address activities, events or developments the company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of May the 7th, 2008 and on our website.
Now I’d like to turn the conference over to Randy Harl, President and Chief Executive Officer. Randy?
Randy Harl
Good morning, everyone, and thank you for joining us. Our first quarter 2008 results are vastly improved over 2007. We are seeing the benefits of the resolution of many issues which affected the company’s performance last year. We have changed a number of the systems and processes used to manage the business that have helped us achieve these results. Our sales process has allowed us to focus on and win the very best opportunities. Our contracting strategy has helped us to better balance risk and return. Improved business processes and procedures have been infused throughout

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the organization down to the project level. And consistent project execution has resulted in more predictable performance.
Our stated plan was to grow the size, scope and profitability of the Willbros business model while maintaining the best risk-adjusted returns. And we believe the first quarter results indicate that we are making meaningful progress toward these goals. Revenue grew 138%, with a vastly improved risk profile. Operating income grew to 34.9 million, compared to a loss of two million in the same period in 2007. EBITDA of 45.2 million for the first quarter is more than four times the EBITDA from continuing operations for all of 2007.
Now I’d like to give you an update on the two acquisitions we made in 2007. First, we are very pleased with the contribution from our pipeline construction acquisition in Canada. While we expect some down time in the second quarter associated with the spring break-up, we’re preparing for more mainline pipeline construction activity beginning in the third quarter. We see the contract terms and conditions improving for our mainline construction business, moving toward what we have seen in the United States. The integration of the InServ downstream business into the Willbros organization is progressing smoothly, as we had planned. We anticipate the market for new storage tanks, fire heaters, specialty fabrication and turn-arounds will continue to grow. We are highly confident that InServ’s performance will meet our objectives for 2008 and beyond.
As we have previously discussed, we are committed to growing our international presence. As you know, we have a successful operation in Oman, where we have been active for over 40 years. In order to increase our presence in the Middle East and North Africa, we relocated the International Operations President, Tom Crum, to Oman at the beginning of the year. Tom has had a successful international career, and will lead the effort to expand our Omani business model to other markets, including Saudi Arabia, the UAE, and North Africa.
Market demand for our services continues to be robust, and we believe our improved business model will provide us the ability to continue to generate cash flows to support our growth. We see that the investments in new energy supply in the Rocky Mountains and the numerous shale plays in North America, as well as the enormous activity in the Canadian oil sands, will continue to drive new opportunities for us. Even though today there are questions regarding US LNG regassification terminal utilization, we anticipate demand for natural gas imports will eventually drive increased expansion of the terminals, and therefore increased expansion in the pipelines that serve these facilities. We believe the future of Willbros is a positive one, with much lower risk and attractive growth opportunities. We now have the management team, systems, focus, and financial stability to deliver growth and performance on a much more consistent basis.
Now Van will discuss our first quarter 2008 financial results. Van?
Van Welch
Thanks, Randy, and good morning. Yesterday we reported that we continue our turn-around by posting record quarterly earnings and revenues. For continuing operations we reported net income of $9.1 million, or 46 cents per diluted share, compared to a loss of $3.3 million or 13 cents per share in the first quarter of last year, and net income of 6 million or 16 cents per diluted share in the fourth quarter of last year. Including discontinued operations, we reported net income of $21.7 million or 52 cents per diluted share for the 2008 first quarter. This compares favourably to a net loss of $11.8 million or 46 cents per share in the first quarter of last year.
Before I discuss our financial results, I would like to remind you of our new business segments. Beginning with the fourth quarter of last year, we altered our reporting structure to focus more on our end markets rather than the services we provide. We now report financial results for Upstream Oil and Gas, which includes our onshore pipeline and facilities construction, including Canada and Oman; Downstream Oil and Gas, which is primarily InServ; and Engineering. Our EPC projects are conducted as a service offering by each of our segments. Each EPC project is managed and reported by the segment and business units best qualified to provide the intended scope of work.
For the first quarter of 2008 we reported revenue from continuing operations of $491.6 million, up 138% compared to the first quarter of 2007 and 46% compared to the fourth quarter of last year. The revenue growth is primarily due to high utilization of our large diameter pipeline construction capacity in the US, successful completion of our first major Canadian pipeline construction project since our acquisition of that business last year, and from the addition of the downstream services unit, InServ, which was acquired in late November of last year.
Operating income from continuing operations for the first quarter of 2008 was $34.9 million, which was more than

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double that reported in the fourth quarter of 2007. In the first quarter of 2007 we reported an operating loss of $2 million.
Net income from discontinued operations in the first quarter of 2008 was $2.6 million, which resulted primarily from two insurance claim recoveries totalling $3 million. These recoveries were events of loss we suffered prior to the sale of the Nigerian operations, and were offset by a $400,000 loss associated with services provided to the buyer of those operations. This gain compares favourably to an eight and a half million dollar loss in the first quarter of last year, and net income of $80,000 during the fourth quarter of 2007.
Now I will discuss results from continuing operations from each of our operating segments, starting with Upstream. In our Upstream Oil and Gas segment we reported operating income of $23.2 million on revenue of $344.4 million for the first quarter of 2008. This compares to an operating loss of six and a half million on revenue of $171.6 million for the first quarter of last year, and operating income of $15.6 million on revenue of $262.2 million for the fourth quarter of 2007. The improvement in operating income during the first quarter is attributable to the high utilization of US pipeline construction capacity, a strong quarter from Canada pipeline construction, and the lower exposure to project cost escalations due to the high percentage of cost reimbursable contracts. While our fee was protected by our favorable cost plus fixed fee contract terms on our large SESH project, harsher than normal weather and the associated productivity impacts caused our contract margin as a percent of revenue to be less than predicted for this project. However, our ability to meet earnings objectives is protected by the much more favorable contract terms and conditions relative to the work executed in the first quarter of 2007.
Looking forward, remember we had approximately $80 million of revenue associated with a large Canadian pipeline project that was completed in the first quarter of 2008. This revenue will not recur in the second quarter due to the normal downturn in the Canadian pipeline construction business associated with the annual spring break-up and the protection of wildlife nesting areas. We do expect to return to more normal levels of operation in our Canadian pipeline business beginning in the third quarter.
Our Downstream segment reported $2.9 million of operating income from $80.6 million of revenue. The seasonal nature of our downstream operations generally causes lower first quarter results as compared to the quarters in the remainder of the year. Additionally, this segment, newly acquired in late 2007, is bearing the amortization charges associated with customer relationships and backlog intangibles. Amortization expense for the first quarter was $2.7 million. We anticipate these charges will be approximately $7.8 million for the remainder of 2008, and will decline significantly after the second quarter 2009. Our downstream segment is on track to generate increased revenue and operating income for the remainder of 2008.
First quarter of 2008 results from our Engineering segment continue to be strong, with operating income of $8.8 million from revenue of $66.6 million. During the first quarter we also recognized $1.6 million of revenue on claims associated with the Cheniere project. As we discussed in our last call, the 2007 fourth quarter engineering segment operating loss of $1.2 million included $4.9 million of charges for the delays in completion of this project. We expect engineering to continue to sustain strong operating margins for the remainder of the year.
G&A costs were $28.4 million or 5.8% of revenue in the first quarter of 2008, compared to $11.8 million or 5.7% of revenue in the first quarter of 2007, and $25.8 million or 7.6% of revenue in the fourth quarter of last year. While we spend on continuous improvements to our business processes, systems and resources, we will continue to manage G&A in the range of 5 to 7% of revenue for the remainder of 2008.
Now moving to liquidity. During the first quarter of this year we generated cash of $22.7 million which resulted primarily from the following. $34.4 million was generated by our operating activities, primarily in the construction operations. This is a significant increase over the $7.3 million of cash used for operations during the first quarter of 2007 and the $3.2 million of cash generated during the fourth quarter of last year. $7.4 million was used by financing activities, primarily for payments on our capital leases. And $3.6 million was invested in new capital equipment, primarily for our upstream oil and gas segment.
As we discussed in our last call, our cost reimbursable projects and projects with better payment terms began contributing cash in the fourth quarter of last year. This trend continued into the first quarter of this year, and we expect positive cash flow from operations to continue throughout 2008. We expect our cash on hand, together with our expected future cash flows from our continuing operations, to be sufficient to finance future working capital and capital expenditures for our operations.
During 2008 we acquired $21.4 million of capital equipment, mostly critical construction equipment. We

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financed these purchases primarily through capital leases with favorable credit terms to maintain flexibility with respect to the use of our current cash balance. Our approved capital budget for 2008 is approximately $63 million for additional equipment to support our existing backlog and to increase our mainline construction capacity.
Now turning to backlog. Backlog from continuing operations at March 31st, 2008 was $1.2 billion, almost double the amount at March 31st, 2007, and relatively flat with the $1.3 billion of backlog at the end of last year. We continue to have over 90% of our backlog in North America, with 76% of it cost reimbursable. We remain highly confident that our backlog will grow in this robust environment.
Now I will discuss the annual guidance for 2008. We are raising our revenue guidance for 2008 to be in the range of $1.8 to $2 billion from $1.6 to $1.8 billion previously. Some of this increase relates to the cost in revenue escalation we have experienced on certain cost reimbursable projects. We expect G&A to be in the range of 5 to 7% of revenue, from the previous guidance of six to 7% of revenue. We are also raising our annual earnings per share guidance, from a range of $1.65 to $1.90 to a range of $1.70 to $1.95 per fully diluted share, based on an average share count of 46 million shares. We continue to expect that our effective tax rate will be approximately 42% for reporting purposes for the remainder of the year.
Now we will take your questions.
QUESTION AND ANSWER SESSION
Operator
Thank you. We will now take questions from the telephone lines. If you have a question and you’re using a speaker phone, please lift your handset before making your selection. If you have a question, please press star one on your telephone keypad. If at this time you wish to cancel your question, please press the pound sign. Please press star one at this time if you have a question. There will be a brief pause while the participants register for questions. Thank you for your patience.
The first question is from Robin Shomaker from Bear Stearns. Please go ahead.
Robin Shomaker, Bear Stearns
Good morning, and congratulations on the quarter.
Randy Harl
Thanks (inaudible).
Robin Shomaker, Bear Stearns
It sounded like you... from what Van said, that there was... you were a little disappointed in... that the... on the Canadian project in the first quarter on the margin. Can you kind of give us a sense of that? Obviously it was profitable. But how did it impact your overall margin for the pipeline construction division?
Randy Harl
No, Robin, let me clarify. We had a cost reimbursable project in Q1 that had increased costs — it was not in Canada; it was in the US — that deteriorated our margins associated with that. However, it did not deteriorate our earnings stream associated with that project. Obviously you look back last year, as you recall, last year when we were in a fixed price environment, we got hurt by those same type of weather cost escalations. And this year, by the favorable contract terms and the cost reimbursable nature of this contract, we were not. Now, it did increase our revenue, as well as that cost, which did deteriorate the margins associated with it.
Robin Shomaker, Bear Stearns
Oh. OK. I misunderstood. So the $80 million Canadian project was... did generate satisfactory... or margins as expected.
Randy Harl
Yes, it did. We were very, very happy with our first major trunk line pipeline project. With the acquisition of Midwest — as you recall, acquired that last summer — we were very, very pleased with the execution and performance on that project.
Robin Shomaker, Bear Stearns

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OK. It sounded like, from your comments about Canada, that you were expecting it be moving in the direction of the US. I guess that means you’re finding customers receptive to the cost reimbursable framework going forward, or on new bids.
Randy Harl
I think, Robin, that the way to think about that is it’s a continuum among the owners. You know, that has traditionally been, like the US was a couple of years ago, strictly a lump sum kind of environment. And I wouldn’t say that it has moved a hundred percent to cost reimbursable, but it’s moved in the direction of having hybrid kinds of contracts, where there are some protections for certain costs that are difficult to predict, as well as some cost reimbursable. And that’s where the comment comes from that we’re moving in the direction of more favorable terms and conditions.
Robin Shomaker, Bear Stearns
OK. Thanks. Lastly, what strategies or possibilities do you have to lower your corporate tax rate and the 42% rate? Can you comment on that? And since 90% of your business is US and a little overseas, but what options do you have there?
Van Welch
Robin, as you know, us being a Panamanian company, we had to allocate a great deal of our corporate overhead and some other items to Panama, which we get no tax benefit from. We are looking at and we are currently discussing with the IRS about the possibility of moving our domicile from Panama back to the US. I can’t predict when that’s going to happen. But we’re certainly encouraged that we’re making progress on that front. And again, our guidance is 42% effective tax rate. That’s assuming that we’re going to be Panamanian domiciled for the remainder of the year.
Robin Shomaker, Bear Stearns
Got it. OK. Thank you.
Operator
Thank you. The next question is from Jamie Cook from Credit Suisse. Please go ahead.
Jamie Cook, Credit Suisse
Hi. Good morning and congratulations.
Randy Harl
Hi, Jamie.
Van Welch
Thanks, Jamie.
Jamie Cook, Credit Suisse
I guess my first... I mean, most of my questions on the quarter have been answered. But can you just... I mean, you mentioned on the call ramping up overseas, in Oman and Saudi, etc. Can you just talk about when does that business, I guess, become material for you? Should we think about that as more as of an ‘09 story? And what do you need to do to ramp up there, and how should we think about the risk of taking on work in that project? Will you do it only cost-plus? How should we think about the profitability of that business versus the others, given you’re introducing more risk into the business model?
Randy Harl
Well, Jamie, what we’re doing is trying to grow the model that we’ve demonstrated we can operate in Oman. And Oman is a place that’s changing in terms of the numbers of participants that are coming there to be in the oil and gas business. So we see growth opportunities inside Oman itself. And we see many of the same customers that we’ve worked with here in the US as well as Oman starting to make bigger and bigger investments in the UAE. And we see Saudi Arabia beginning... or continuing to ramp up its production, which will lead to a number of infrastructure kinds of projects that we can participate in that country as well.
With regard to the risk, of course we are very sensitive to maintaining the model that we have created here. And we’ll seek ways to limit the amount of risk that we take. It’s a top priority for us. We have gotten the business de-risked back here in North America, but for growth it’s very

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important for us to figure out how to maintain that risk profile while growing into some of these other markets. The markets there are robust enough, we believe, and we’ve had a lot of discussions with customers there, that we believe that we can limit that risk to something that’s sensible so that we don’t change the fundamentals of what we’ve worked hard to create.
You know, from a timing standpoint, we’re finding a lot of interest in seeing us in those markets. I believe that, by the time we get into the third quarter and into the fourth quarter, that we could possibly book some meaningful business, and that that could have an impact on 2009 results.
Jamie Cook, Credit Suisse
OK. And then can you just talk about the size of the projects that you’d be looking at over there, so when I think about the bookings in Q3, Q4?
Randy Harl
Well, I mean, it’s a variety of things, Jamie. I mean, we’re not going to go over there and jump on a real large project to begin with. You know, so what we’re trying to do is look at things that are more on the manage and maintain side of the business, supporting our customers from a construction management, engineering and technical standpoint. You know, so what we’re thinking about is things on the probably $5 to $10 million in annual revenue size things, rather than, you know, some very gigantic project. However, I got to say that there are a couple of things that we think are fairly low risk that could be a lot larger. And we’ll just have to see as it develops.
Jamie Cook, Credit Suisse
OK. And then can you spoke a little bit in your prepared remarks about LNG. There’s a lot of concerns about push-out in projects related to capacity as well a material labour costs. Can you just give a little more color specifically on what you’re seeing and how you think that impacts your business in ‘08 and ‘09?
Randy Harl
Well, I mean, the good news is I don’t think it’s going to impact our business in ‘08 and ‘09. We’ve talked about LNG, and because of the location of the projects and the large take-away lines that are associated with those, being very good business for us. What we’re seeing now is the prices for LNG in the world in the positioning of the United States relative to the sources of that LNG have made it difficult for many places to land the cargoes that they thought they were going to get. And I think all it does is maybe change the timing. It doesn’t change the fact that the growth of the consumption of natural gas is still there. The sources for natural gas are changing. The Canadian gas is... the supply of that is going down. The Gulf of Mexico is going down, as we mentioned in our remarks. All of these shale plays in the US are going up, the Rocky Mountains. And all of that bodes well for us and, I think, for LNG imports over the long term.
So I think, short term, it really doesn’t have an impact. We just wanted to make sure there was a place holder there, that we recognize that LNG regassification is going to be important to natural gas supply in the US and to our business out there in the future, and we’re going to continue maintaining our relationships in the pursuit of that business as it develops.
Jamie Cook, Credit Suisse
And then I guess just lastly, you guys made nice progress in the first quarter. The projects that we had in the fourth quarter, I guess those are over now. As you look at your book of business out there, you scrub through your book of business, is there anything else out there that’s concerning you, or do you think this is sort of, the first quarter is a step in the right direction, I guess, so that we don’t have some of the issues we had in the past.
Randy Harl
We don’t think so, Jamie. As we look to it, I think we talked on the last call, that we still have the Guardian project to execute this summer, which is a lump sum EPC — a hybrid kind of contract, though, I might add, where we believe we have the appropriate protections in that contract to be able to execute it. We feel highly confident with it. As Van pointed out, 76% of the revenue that we have in backlog today is on the cost reimbursable side, so we feel very confident about that. So we don’t see anything that’s keeping us up at night in that book of business, and we anticipate going forward that we’re going to be adding to that with projects that have a similar risk profile. You know, the numbers of projects are still robust, the supply-demand imbalance that we have seen in the business continues to be there. And so there’s no... all the indicators are positive for us to continue to build on what we achieved in the first quarter this year.

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Jamie Cook, Credit Suisse
Thank you very much. I’ll get back in the queue. Congratulations.
Van Welch
Thanks, Jamie.
Operator
Thank you. The next question is from John Rogers from DA Davidson. Please go ahead.
John Rogers, DA Davidson
Hi, good morning, and congratulations as well. It’s a great quarter.
Randy Harl
Morning, John.
Van Welch
Morning, John.
John Rogers, DA Davidson
Could you talk a little bit more just about the seasonality, especially the Canadian operations, and how we should think about that now that you, I mean, it hasn’t quite been here a full year? I assume, with the break-up in the second quarter, is that business, you know, cut down to half capacity, or how do... how should I think about that?
Randy Harl
Well, I mean, it’s traditionally, John, it has been a first quarter and fourth quarter business.
John Rogers, DA Davidson
Right.
Randy Harl
And you know, with Q2 being a quarter of maintain and repair and Q3 thinking about getting started in Q4. And with the build-up in projects, we’re seeing more work get pushed into Q3.
John Rogers, DA Davidson
OK.
Randy Harl
But the way to think about that is that we’ll have very little revenue associated with that mainline construction business in Canada in Q2.
John Rogers, DA Davidson
And how big is that business?
Randy Harl
Well, like Van said, we had about $80 million of revenue that we had in the first quarter that came from that business that won’t recur in Q2.
John Rogers, DA Davidson
OK.
Randy Harl
Now, we’ve got some balance to that, John, with also going back to Van’s comments, in that our Downstream Oil and Gas business, the InServ business, gets much stronger in Q2.
John Rogers, DA Davidson
Yes.
Randy Harl

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And in Canada, up in the oil sands, we’re coming out of the winter, and that business on the maintenance and small capital construction side gets a lot stronger in Q2 as well. And so there will be a balancing effect between those other businesses and what has happened here what traditionally happens with spring break-up. We just wanted to make sure that you understood that that was... there was going to be some volatility between Q1 and Q2 as a result of completing a very successful project in Canada.
John Rogers, DA Davidson
OK. Thanks. That helps. And then if you could talk... I guess, Randy, in the past you’ve talked about the total opportunities that are out there. And especially as it relates now to some of the downstream working part, are there large projects that you can chase in... with that business, or is it primarily a smaller project business? And then also on the pipeline projects?
Randy Harl
Well, John, there’s a couple of ways to think about that. Number one is, we’re proud that we are really the only guys that have a good EPC offering in the pipeline business. And we see a number of opportunities that are out there, where people are going to invest between $1 and $2 billion in these large, long, large diameter pipeline projects that we have an opportunity to turn into an EPC. So on the pipeline side, we see some of those opportunities. You know, it takes a while for those to develop. And you know, if we’re successful in booking one of those, it probably wouldn’t turn into construction until late 2009, 2010 time frame. But, you know, if the opportunity for a big booking is there...
John Rogers, DA Davidson
It is. But...
Randy Harl
On the downstream side...
John Rogers, DA Davidson
OK. Randy, excuse me. Sorry. Those... this year or... or would that... the actual booking be in 2009?
Randy Harl
We could possibly have opportunities for an actual booking late this year.
John Rogers, DA Davidson
OK. OK.
Randy Harl
So you know, we’re optimistic that we’re going to be able to accomplish that.
As you know, in the refining industry, especially, there are a number of large projects that are planned out there. InServ has already done two in the $300 million range that were EPC type projects that were quite successful. We’re pursuing a number of those kinds of opportunities right now, so in our downstream business I think we have a legitimate shot at booking another $300-plus million kind of opportunity sometime this year or into next year. So that exists. But the base business there, which is a lot of smaller type projects, is continuing to be very robust.
John Rogers, DA Davidson
OK. And last question, if I could, I mean, given this mix that you’ve put together, and looks great, are there other markets or segments that you’d like to be in, either geographically in North America or in terms of just balancing the portfolio of services?
Randy Harl
Well, the one thing we have talked quite a bit about is the manage and maintain business.
John Rogers, DA Davidson
Right.
Randy Harl
We believe that that is going to be something that will happen in the fairly short term, this year. You know, the

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owners that we work for are stretched in terms of their technical as well as construction resources. We think we can fill a niche here to provide a program management integration kind of service in this business. It’s the reason that we created the Kansas City office, and that is growing and doing quite well for us. So we see the manage and maintain business as something that can grow quite quickly. I think we’ve said that we would like to add a couple of pieces in terms of capabilities to our portfolio to really be able to address that market. But we see that as a significant place that we can grow our business.
We have also talked about some of these government services kinds of businesses. We will not get into anything that dilutes our margins, but there are a number of things that we’re looking at that we could grow on the back of what we already have on that area. And the margins that we’re generating in that area continue to be quite favorable compared to other things that we’re doing. So we see a lot of opportunity there.
We’re also very pleased with the progress we’ve made on the facilities side of the business. We have been able to expand what we’ve been able to do, and as you see all of these big pipeline projects happening, the amount of horsepower that’s being added both in compression and pumping is growing just as rapidly as the miles of the pipeline that are being put in the ground. And we’ve assembled a group of people that are able to address that, make money with it, and continue to grow.
We’ve got good growth opportunities in that upstream business there and in Canada. As I’ve said in the past, the oil sands continue to represent a very significant opportunity for us in a number of ways. And I think that, as we move InServ and those downstream capabilities into that Canadian operation, we’re seeing the customer reception to that be very interesting, in that people are inviting us in as a participant in some of the things that we’ve never done before like API storage tanks, like fired heaters. And as the capacity in the upgraders come on stream, we’re able to... you know, people are looking more at the life cycle extension and the maintenance kind of market, and we are really well positioned to go in there and address that, not to mention a lot of excitement in those markets that I mentioned in the Middle East and North Africa for those same services. So, we see a very robust market in terms of us being able to grow this business.
John Rogers, DA Davidson
OK. Thank you very much.
Operator
Thank you. The next question is from Martin Malloy from Johnson Rice. Please go ahead.
Martin Malloy, Johnson Rice
Congratulations on the quarter.
Randy Harl
Thanks, Marty.
Van Welch
Thanks, Marty.
Martin Malloy, Johnson Rice
In terms of the North American capacity for building large diameter pipe, beyond the getting the three spreads in the third quarter of this year, have you thought about further capacity expansion there, investments?
Randy Harl
Well, Marty, it’s kind of interesting. We have reached that level at this point. So we’ve accelerated that a bit. So I think the way to think about us now is we are at three spreads plus. At this point in time our manpower has grown to more than 2000 working in the field today. So we have been able to reach those objectives that we told you about a bit earlier than we had planned. So that’s been a good thing for us. We are in that maintain and monitor mode right now. We’re very pleased with the production and other factors that we measure to monitor the business. But it’s still a market where there is a shortage of manpower with the right skills to be able to grow this business very rapidly. We’re in a good position to do it, in that we can recruit people into our business from wherever we can find the right qualifications, and we’re continuing to do that. We’re training a lot of people. But if you think about trying to continue to grow in a business that’s already experienced very rapid growth, I think we will look at that in a measured way going forward, get through the projects that we have on the

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books right now for the balance of this year, and really look at that more carefully as we head into 2009.
We certainly have the financial capability of growing in that business if we choose to do that. But we have other options too. And you know, we will decide as we move forward whether we invest more in this business or continue to invest more in the downstream business, invest in those opportunities that I talked about in Canada or in the Middle East or North Africa. So it’s one of, while, you know, our real focus this year was to get that equipment, get the crews, get the business and grow this large diameter pipeline business. We’re now sitting in a position where we have a lot of options on what we can do.
Martin Malloy, Johnson Rice
Thank you.
Operator
Thank you. The next question is from Joe Gibney from Capital One Southcoast. Please go ahead.
Joe Gibney, Capital One Southcoast
Morning, everybody.
Randy Harl
Morning, Joe.
Van Welch
Morning, Joe.
Joe Gibney, Capital One Southcoast
I just wanted to follow up on the acquisition market, Randy, if you could talk a little about some of the opportunities out there, any certain deal parameters you might be looking at, and how that’s shaping up as you move into the back half of this year and into 2009.
Randy Harl
Well, Joe, there are lots of things we’d like to do. And certainly I think that our track record is very positive. But I’ll just get back to what we’ve said all along about what makes an acquisition attractive. You know, first of all, I think if you look at Midwest and at InServ, we had a great management team. You know, companies that weren’t in trouble, companies that had good risk mitigation systems and so forth, that we don’t have to fix. And as I said, the management teams were very solid.
Number two is, what’s it do for us from a strategic standpoint. We had one of the acquisitions that actually took us into different services in InServ. We had the other one that took us into the same kinds of services that we do but in a different geography. So strategically there was a very good fit.
And number three, maybe the most difficult one, is to find the right valuation. We want to do things that are going to be accretive to the business. If you think about what would really help us, I mean, growth in... on the technical side of our business would be real good. If we could find the right engineering kinds of acquisitions that we could make that would either give us a better international capability to support those markets that I’ve talked about, that would be something of interest. Canada continues to be of interest, and we would like to expand our service platform there. So in the downstream business we think that there’s a real opportunity to grow there, a number of things that we don’t do like engineering that we might consider.
So the opportunities that we see out there are great. But when you put them through the lens that I’ve talked about and rack them and stack them with regard to those three major criteria, then the list gets a little bit shorter. But I got to tell you we are actively out there looking for things that really fit those three criteria. And you know, if we find something that works for us and for the other side, then we will certainly take advantage of the opportunity.
Joe Gibney, Capital One Southcoast
That’s helpful. Appreciate it. And Van, just wanted to circle back on your top line guidance for this year, obviously a little bit of a bump-up. You indicated that some of it obviously related to higher pass-throughs on the cost side, but curious what the remainder of the potential up-tick is. Is it just InServ may be running a little bit ahead of expectations? Just some additional color there. I’d appreciate it.
Van Welch

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I think, Joe, certainly if you look across all of our segments, we do have some growth. InServ, and the downstream segment is certainly one of them. We are, as I mentioned earlier — and I did in my prepared comments talk about the downstream and InServ. We expect them to continue to grow from the levels that we’re currently at in Q1. And they’re part of that increase and that revenue guidance.
Joe Gibney, Capital One Southcoast
That’s helpful, guys. I appreciate it. Good quarter. I’ll turn it back.
Randy Harl
Thanks, Joe.
Van Welch
Thanks, Joe.
Operator
Thank you. The next question is from Philip Dodge from Stanford Group. Please go ahead.
Philip Dodge, Stanford Group
Morning. Thanks for the comments. I’ll ask a couple of engineering questions. First, when do you expect to complete the engineering work on the Colonial pipeline expansion, if or when there might be a request for bids for construction, and whether that would be an EPC possibility?
Randy Harl
Well, Philip, that’s going to run through most of this year for that assignment. It’s let out in phases. And that’s one that we’ll have to just continue to monitor. I think it’s one that could be an EPC opportunity. It’s still way too early to really make a prediction on that. It’s something that we’ve talked to the customer about. But another nice project.
Philip Dodge, Stanford Group
OK. Then also on the long-suffering Alaska natural gas pipeline, are you doing any engineering work there at this point?
Randy Harl
No. You know, we’re not currently involved in anything. Our view of that is it’s been a little slow to develop, as all projects are, and as you know, that’s going to be, if not the largest, close to the largest project ever done in North America, if either one of them happen. We’re in a mode of staying close to the customers, of staying plugged in, both in Alaska and Canada, and with the international oil companies and other likely participants of those projects, and trying to maintain our position without investing an undue amount of money in maintaining that position. So we’re very interested, but the timing still remains something that is not very predictable.
Philip Dodge, Stanford Group
OK. Thanks, Randy.
Randy Harl
You’re welcome, Phil.
Operator
Thank you. The next question is from Josh Adam, a private investor. Please go ahead.
Josh Adam, Private Investor
Hey, guys. Congratulations.
Randy Harl
Morning, Josh.
Van Welch
Morning, Josh.
Josh Adam, Private Investor

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Morning. Firstly, just to clarify, the current guidance doesn’t incorporate performance bonuses on your cost-plus contracts, right?
Randy Harl
Well, they do. I mean, we do have some potential, as we’ve talked about previously, to get rewarded on some incentives on these cost reimbursable contracts. We still have the ability to earn some of that. And looking forward, we do have a small percent of that included in our guidance.
Josh Adam, Private Investor
OK. And in terms of the backlog, would you be willing to announce your amount of new contract awards since the end of March? And also, correspondingly, could you talk about the summer fill-in work? Last quarter you gave us an update that you were seeking some incremental work during the transitional phase. Did you fill that in?
Randy Harl
Josh, we haven’t announced that work. Let me put in terms of... that we’ve talked about in the past. We’re highly confident that we’re filling in that work. It’s we are pretty conservative in terms of when we announce backlog, or put it in backlog. We have to have a signed contract. But with regard to the summer fill-in work, we have commitments verbally from customers for that. So it’s the kind of thing where the customers really drive when we can announce a particular project. And you know, they have different views of what they want to signal to their competition as well as to the markets. But I think that the way to think about that is, we’re highly confident that that’s going to be filled in.
Josh Adam, Private Investor
OK. And you wouldn’t be willing to just give the nominal amount of contract awards since the end of March?
Randy Harl
Josh, it’s there’s not anything that fits our criteria for an announcement that we’re holding back.
Josh Adam, Private Investor
OK.
Randy Harl
We have some stuff that we are highly confident in. And nobody would like to announce it more than us. But we just haven’t reached that criteria of having a signed document that’s a commitment for us to go out for a public announcement and/or we have permission from the customer to be able to go out there and do that.
Josh Adam, Private Investor
OK. And then in the quarter I understand that there is an accretive effect on revenues of higher costs and corresponding suppression of margins as you pass on the higher costs. And I understand that there was the weather issue with Sesh. But was there also a transient depressing effect on margins from just finishing the Cheniere and R1/R2 projects? I mean, were some resources deployed on those two projects that was just sort of zero margin?
Randy Harl
Josh, there was a bit on both of those, but I don’t think it was what I would consider to be substantial. And I did mention we did have a claim settlement on the Cheniere job of $1.6 million that was included in Q1.
Josh Adam, Private Investor
OK. And then last question, on InServ. I guess I didn’t fully take into account... I took into account the seasonality associated with revenues, but what I didn’t fully think through is I guess the fixed cost base is decent with the fabrication facility and the operations in Tulsa, etc. So is that part of why margins were depressed there and part of why margins will look great in Q2 and Q3 for InServ?
Van Welch
Well, I think if you look at InServ, as we said, the seasonality the first quarter is not something that will grow going forward in the first quarter. The impact on the

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margin, that intangible amortization, certainly had a significant impact on that. I think if you were to add back the $2.7 million of that amortization, you would be getting to the operating margins probably more than what you’d expect. And as we grow the business going forward, and increasing top line growth, the impact of that amortization will certainly have less of an impact on the operating margins.
Randy Harl
Yeah, I think, Josh, if you do what Van says — and we wanted to make sure that it was out there so that you could — you get to an operating margin that is right in line with what we told you when we did the road show to sell the stock to buy InServ.
Josh Adam, Private Investor
OK. And then could you just give us a general update on the facilities work and, you know, how much business you guys are winning, whether you’re meeting or exceeding your expectations?
Randy Harl
Well, thinking about that facilities work is like the rest of our backlog, Josh. It it’s lumpy. You know, it comes in in big lumps. And you know, we work it off, and then we tend to get a bunch more when we’ve got capacity. I think as we look at the opportunities for it, we’ve talked about creating a business here that would generate revenues in the $100 to $200 million a year range, and we’re still very bullish on being able to do that.
Josh Adam, Private Investor
OK, great. Thanks again. Congratulations.
Randy Harl
Thanks, Josh.
Van Welch
Thanks, Josh.
Josh Adam, Private Investor
OK.
Operator
Thank you. The next question is from Steven Fisher from UBS. Please go ahead.
Steven Fisher, UBS
Good morning.
Randy Harl
Morning, Steven
Steven Fisher, UBS
Regarding the mainline activity in Canada beginning in the third quarter, is that based on bookings that you already have in your backlog? And I guess broadly, what’s the visibility you have on new projects in Canada?
Randy Harl
Steven, if you look at the Canadian backlog, we certainly... Canadian backlog did go down in the first quarter with the work-off of the TransCanada job that we referred to earlier. We do have a great deal of visibility going forward, especially when you get into that Q3/Q4 area.
And just as a reminder, we’re more than just a pipeline contractor. Our business up in Canada includes the traditional oil sands business that we had before.
So the visibility is there, and we do expect and we are looking at various prospects to fill that gap as we go into Q3.
Steven Fisher, UBS
OK. So those are more active discussions for that Q3/Q4 work, as opposed to stuff you’ve already booked then?
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Correct.
Steven Fisher, UBS
OK. And then can you just discuss the nature of the 24% of your backlog that’s fixed price? And are there any other projects, I guess other than Guardian and I think you have a TransCanada project, that don’t have escalators on wages or materials?
Randy Harl
Well, I mean, the TransCanada project that we had we have completed.
Steven Fisher, UBS
Oh, it completed. OK.
Randy Harl
That was completed in Q1, so that was very successful. And the bulk of what’s in backlog is that Guardian project. I mean, it is close to $100 million. So you know, when you look at it, that represents a huge piece of that lump sum piece that’s still there.
You know, the other ones are combinations that typically are smaller projects that we do have more favorable terms and conditions on, but they are still lump sum projects. But we’re very confident that we have good estimates, that we have the right kind of contractual protection that we would always have. Most of those are hybrid type contracts where, while we don’t have complete cost reimbursable terms, we have been able to fix the escalation on the things that are the most risky pieces of the contracts. So we’ve very confident in that lump sum work that we have in backlog.
Steven Fisher, UBS
OK. And then lastly, do you have anymore claims outstanding on Cheniere or other projects that could be resolved in the next quarter or two?
Randy Harl
I don’t think there’s anything of any significance. I mean, when you do as much contracting as we do, you always have a few claims that are out there. But I think as you model us, it’s not something you should count on having either a positive or a negative impact on us as we go into 2008.
Steven Fisher, UBS
OK, great. Thanks.
Randy Harl
Thanks, Steven.
Operator
Thank you. The next question is from Karen Green from Oppenheimer. Please go ahead.
Karen Green, Oppenheimer
Thank you, and good morning, and congratulations on the quarter.
Randy Harl
Morning, Karen.
Van Welch
Karen.
Mike Collier
Hi, Karen.
Karen Green, Oppenheimer
Just wanted to touch a little bit more on the downstream part of your business, InServ. And just by looking at the growth in backlog, the amount that you generated in Q1, I guess what I’m trying to get at... how much more upside is there? I mean, how much more capacity do you have, and kind of where, from a backlog perspective, is a lot of that? Where are you seeing a lot of growth? Is it the

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turnaround business, the tank, the heater services? Could you just give us a little bit more color?
Randy Harl
Well, I mean, I think what we’ve seen in the past year or so, we’ve had pretty even growth among those different segments was very, very strong for us. It comes out of the gates real strong again this year, Karen. So as I look across those businesses, and whether it’s the heater business, which continues to grow over what we had last year, or the fabrication side of that business, all of those are continuing to perform very well.
The real up side that we see is really a couple of them. Number one is Canada. You know, our reception there from the customer base has been very strong, especially for the heater business and for the API storage tanks. So I think that we’re going to see a real uplift from those parts of the business. As we grow, they’re bringing InServ management and technical capabilities into a base of business which is well established in Canada. So we’re going to be able to achieve synergies up there in Canada with InServ that we just couldn’t have before. It’s a market that you need to be there, have a local presence. InServ had not invested in having that local presence. Now they have a platform to sell that business on. So we see that as a very, very big up side for us. And the US Gulf Coast, InServ started to really put emphasis on penetrating the markets that they can serve on the US Gulf Coast a couple of years ago. And we’re seeing a lot of success, both last year and continuing into this year, in growing opportunities in smaller capital construction, as well as turnaround and fabrication activities. And we see a lot of synergy again between that facilities construction business that we had associated with our US pipeline business and their pumping station and compressure station business with what we’re trying to do here with InServ. And that’s in areas like pipe fabrication and all manner of shop kind of facilities-oriented things. So those are... the Gulf Coast and Canada represent some pretty significant opportunities for us to grow that business.
Karen Green, Oppenheimer
Right. That’s all I had. Thank you.
Randy Harl
Thanks, Karen.
Van Welch
Thanks, Karen.
Operator
Thank you. The next question is from Mark Caruso from Millennium Partners. Please go ahead.
Mark Caruso, Millennium Partners
Good morning, guys. Nice job on the quarter.
Randy Harl
Thanks, Mark.
Van Welch
Thanks, Mark.
Mark Caruso, Millennium Partners
Just wanted to get your thoughts. You know, in the current environment, as prices are going up, are you guys seeing the benefit of pricing power as far as what the opportunity is on spreads?
Randy Harl
Well, I don’t think that we’re seeing a great deal of change, Mark. You know, we’re seeing some. And I think the way to think about that is that as we head into, 2009 bookings, I would expect that to be a bit stronger than what we’ve seen. But we have already pushed pricing up pretty far, so I don’t expect, you know, a sea change like we saw between, say, 2006 and 2007. But expect it to remain very strong.
Mark Caruso, Millennium Partners
And as you look at these bigger projects that are coming out in the $2 to $3 billion range, is it inconceivable that, a spread of work could be in a couple of $100 million dollar range, considering the size and scope of some of these projects, or is that not the right sort of range to think about?

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Randy Harl
It could. It depends on what it is and where it is. You know, there’s a huge variation in a per-mile-of-pipe costs just associated with the terrain, you know, what kind of pipe it is, and other things. So you know, that’s not inconceivable.
Mark Caruso, Millennium Partners
Gotcha. And then as far as opportunities go, Enbridge talked about the new pipe. Can you just kind of remind us your relationship with them and obviously their Florida Gas Transmission expansion down in Florida as well as Gulf Stream expansions? And I think, if I remember correctly, you guys have really good relationships with the co-owners of SGT and El Paso and Southern Union as well as the co-owners of Spectra and Williams for Gulf Stream.
Randy Harl
I would say, Mark, that we have good relationships with all of those customers. You know, the key to, which ones of those opportunities end up in our lap is going to be our good performance, but also the timing of when it can fit. And so there are a lot of projects that simply don’t fit the construction resource timing that we have. I’ll just remind you again that we are pretty much fully booked well into the first quarter of 2009. A lot of this work will happen before then so, it really won’t be available to us. And then after that it will depend. We’re looking for start dates that are sometime around the first of January, 2009. So it has to be not only a good customer relationship but a fit with the availability of our resources.
Mark Caruso, Millennium Partners
Gotcha. And then just one last question. As far as InServ goes, as we ramp up in sort of the maintenance period for the refineries, are you starting to see an up-tick in the opportunities for that as well?
Randy Harl
We’re not seeing any shortage of opportunities for that business, Mark. It’s we’re off to a very, very good start in Q2 with that business, and anticipate that we’re going to have an excellent year, as I said.
Mark Caruso, Millennium Partners
Gotcha. Great. Thanks again.
Randy Harl
Welcome.
Operator
Thank you. The next question is from Roger Read from Natixis. Please go ahead.
Roger Read, Natixis
Morning, gentlemen.
Randy Harl
Hello, Roger.
Van Welch
Hi, Roger.
Roger Read, Natixis
Just real quick back to the discussion you had a little earlier about adding another spread. Just and if you touched on it in the intro, that’s fine as well. But trying to understand how you come at it from a returns standpoint. Like, understand the business is fully booked, you’re looking at new projects to start off in ‘09. But in terms of the cost to get a spread, time to put one together, hire the people, what all sort of goes into, you know, like a target return on investment or something like that if you look at?
Van Welch
I think, Roger, we spend a lot of time in terms of evaluating the equipment that we’re going to take on as capital. Most of that equipment that we are putting in our capital budget is what we consider to be critical

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construction equipment, pieces of equipment that are in short supply. So that’s the first thing that we’re looking at when we’re making the decision to buy. Secondly, we certainly look at the work that it’s going to be going on and how long that work opportunity is going to be for. So we take that all into account and calculate that return on capital, and it is a nice return namely because of the contracts and the margin that they’re going to be earning, but also the contractual terms that we enjoy associated with some of these contracts gives us a better return for owned rather than rented equipment.
Randy Harl
And I think, the other factor that we have to look at is that the mainline construction business is quite strong. But as I’ve said, the manage and maintain business is also something that is very attractive to us. And there are some smaller diameter pipelines that we can build with smaller equipment. And when you look at our whole equipment spread today, we’re bigger than three spreads. You know, we have more than that working today, but it’s doing some manage and maintain work and some smaller projects. And so we also look at the balance that we have in the business. We’re looking at sustaining the viability of the company over the long term, and so there’s more to consider than just can we build another mainline spread, get the equipment and people, and go do it. So we’re trying to balance a number of things as we look at that question.
Roger Read, Natixis
OK. Well, maybe one other way I could ask that question is, given the strength in the market, if you ordered a spread today, had a project that was going to start early ‘09 — it’s, let’s call it a very sizeable project, you know, kind of like the larger ones you identified earlier. Would that get cash pay-back on that project, or are we looking at a multi-year cash pay-back in this market?
Van Welch
Yeah, I think, Roger, it would certainly depend on the size of the project.
Roger Read, Natixis
Yeah, so let’s just say one of the larger projects that’s out there.
Van Welch
With the returns that we’re looking at associated with it, I mean, it would have a substantial... if it was a normal, one spread of work type of capacity, it would have a substantial portion of the pay-back associated with the margin on that equipment.
Randy Harl
So if we can find an opportunity like that, that would certainly attract our attention.
Roger Read, Natixis
Absolutely. OK. Thank you.
Operator
Thank you. The next question is from Sunil Jagwani from Catapult. Please go ahead.
Sunil Jagwani, Catapult
Yeah, hi. Good morning, and congratulations.
Randy Harl
Thank you. Good morning.
Van Welch
Good morning.
Sunil Jagwani, Catapult
I wanted to get back to you on this tax thing. What... you know, say you’re successful in convincing the IRS to let you change your domicile. What does that likely take your tax rate to?
Van Welch

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Yeah, I think it would get down to, something that’s certainly more normal than what our guidance is. It would be, I would say it’d be in the 38 category.
Sunil Jagwani, Catapult
So about a seven to 8% bump to your earnings, basically?
Van Welch
No, we’re saying 42% that we have as effective tax rate. We would be looking at that decreasing down to 38 or something along those lines.
Sunil Jagwani, Catapult
Right, so just... just doing some math in my head, I’m just saying 7 to 8% increase...
Van Welch
Sounds right.
Sunil Jagwani, Catapult
OK. And you talked about potentially getting it done this year. Is that... did I hear you correctly?
Van Welch
Well, I’m not going to give any, when we’re dealing with the IRS, we’re going to go through the proper steps to make sure that we get this thing ironed out and get it ironed out right so that we have no surprises when we get it done. So we’re going to dot every I, cross every T before we get that done. I’m hoping it’s going to get done this year, but I’m certainly not going to make that prediction.
Sunil Jagwani, Catapult
OK. And then can you give us an update, or maybe a few anecdotes, on how you see progress, if any, on the big elephants that you might be looking for? I mean, you kind of hinted at some pipeline projects in Canada, but I didn’t know if they were big elephants or just, you know, pipeline projects.
Randy Harl
Well, I mean, it’s difficult to say much specific about that. I would just tell you that there are four or five things that our engineering group are pursuing currently that could turn into one of those elephants. You know, maybe none of them; you know, maybe one or two. And so it’s the kind of thing where our history has been that, when we started a project on the engineering management side, it would take a fairly long period of time to turn that into an EPC. And I think the ones that we see out there today are bigger, for sure, than what we’ve seen mostly in the past because the projects in general have just gotten a lot bigger because of the pipe size and the need for longer distances for those. But you know, the ability to turn it into an EPC is much the same as it was with a project like Guardian. So while we have a number of them out there, I don’t really want to talk about any of them specifically, just because, we have confidentiality agreements with the customers that we’re working for, and they really control the timing of what’s going on.
Sunil Jagwani, Catapult
OK. And my last question is a really simple. I wanted to make sure I understand the numbers correctly. In order to get to your EPS guidance, I’m basically getting an EBIT margin, you know, close to 10 or 11% including SG&A. Is that correct, and what does that number most directly compare to in 2007? Because last year you obviously were reporting, excluding SG&A, I’m getting a number close to 5%, which is now seems to be going up to 11%. Does that sound roughly correct?
Van Welch
I think, you know, if I think the guidance that we gave, if you kind of work backwards from the effective tax rate, the EPS and the G&A, I think you can get there in terms of the math. I don’t have that in front of me, of what you’re referring to, but hopefully, we’ve given you enough that you can work through your model.
Sunil Jagwani, Catapult
OK. No, you have. And it just looked like it’s a very substantial improvement, so congratulations. Thank you.

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Randy Harl
Thank you.
Operator
Thank you. Once again, please press star one if you have a question. The next question is from John Rogers from DA Davidson. Please go ahead.
John Rogers, DA Davidson
Hi. Just to follow up on some of the questions relative to capacity, you talked about your own, but are you guys seeing others add capacity in this market in any meaningful way, or is it still pretty restricted in terms of equipment and crews?
Randy Harl
I think, John, that the way to think about that is we see everybody buying a few pieces of equipment...
John Rogers, DA Davidson
Uh-huh.
Randy Harl
... So I mean, there is a constraint, on the availability on a worldwide basis. So that’s one of the things. But probably the bigger one today is people. And you know, so we’re seeing that restrain the growth of the industry. So we’re seeing a bit of growth from one contract, from really across the board in the business, but not any big change in terms of the numbers of spreads. I think we told you last year that we had done our best to estimate it.
John Rogers, DA Davidson
Yeah.
Randy Harl
We still think it’s somewhere in that 30 range in terms of large diameter construction spread capacity. And it’s still in that range. Demand we still see being more than that this year, next year and beyond. You know, so the same kind of market condition is present, and we’re not seeing a lot of change.
John Rogers, DA Davidson
OK. Thank you. That’s helpful.
Operator
Thank you.
Randy Harl
John, I might say that what we are seeing some change in ownerships, you know, some combinations of people that are coming together, like this Price-Gregory combination that happened a couple of months ago. But that really didn’t add any additional capacity.
John Rogers, DA Davidson
OK.
Operator
Thank you. There are no further questions registered at this time. I’d like to return the meeting back to Randy Harl.
Randy Harl
I believe our first quarter results indicate substantial progress in returning our company to a position of prominence in the industry. However, our task is to stay focused and work for continuous improvement.
In this robust oil and gas market, there are many opportunities to grow our business. In the past we have told you about the growth opportunities beyond our US pipeline construction market, which included increasing our pipeline related facilities presence, growing our pipeline manage and maintain business, expanding our downstream capabilities in Canada, growing our presence in the Middle East and North Africa, and

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broadening our government services business. We now have the financial stability to pursue our strategic objectives, whether through organic growth or through acquisitions. We will continue to position the company to leverage its strengths and monitor opportunities to determine the best return for our shareholders.
Thank you for joining us today and for your continued support.
Operator
Thank you. The conference has now ended. Please disconnect your lines at this time, and we thank you for your participation.

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